ANNEX F

                            AUDIT COMMITTEE CHARTER

I.    COMPOSITION AND TERMS OF OFFICE

      A. The Audit Committee (the "Committee") shall be appointed by the Board of Directors and shall be composed of at least three directors. All members shall be independent of management and free from any relationship that would interfere with the exercise of independent judgment. The Chairman of the Committee shall be appointed by the Board of Directors.

      B. Members of the Committee shall serve until the next meeting of the Board of Directors which coincides with the Annual Meeting of the Shareholders or until their successors are appointed.

II.   MEETINGS

      The Committee shall hold at least four (4) regular meetings each year and such additional meetings as may be deemed necessary by the Committee Chairman. Minutes of each Committee meeting shall be submitted to the Board of Directors. At the discretion of the Board of Directors, the Chairman of the Committee will report verbally to the full Board of Directors on matters discussed or any action taken at previous Committee meetings.

      To assure the Committee's access to the internal auditors of Left Right Marketing Technology, Inc. (the "Company"), the Company's independent public accountants and key financial management, the Committee may request, as it deems appropriate, attendance at its regular meetings of the independent public accountants, Chief Accounting Officer, Chief Financial Officer, and such other members of the Company's management as circumstances require. At least annually, the Committee shall meet separately with the independent public accountants without members of management present.

      Minutes of each meeting shall be taken by the Corporate Secretary or his or her delegate and circulated for approval at the next succeeding meeting of the Committee. Approved minutes will then be submitted to the Board of Directors at its next meeting for ratification of any action reported as having been taken by the Committee. Copies of all minutes of Committee meetings shall be provided to the Secretary of the Company for retention with the permanent records of the Company.

III.  GOALS

      Management has primary responsibility for the integrity and objectivity of the Company's financial reporting subject to oversight by the Board of Directors. The Committee shall, on behalf of the Board of Directors, review management's actions in this regard to ensure that:

      A. A fair presentation of published financial information is made in accordance with generally accepted accounting principles and in compliance with all applicable professional and regulatory requirements;

      B. A highly developed system of internal controls, policies and procedures is maintained;

      C. The system of internal controls, policies and procedures provides reasonable assurance that transactions are properly authorized and recorded to adequately safeguard the Company's assets and permit preparation of the
financial  statements  in  accordance   with   generally   accepted  accounting
principles;

      D. The system of internal controls, policies and procedures provides reasonable assurance that the risk of significant criminal misconduct is minimized and that any such misconduct, should it occur, will be detected; and
      E. The quality of internal and external audit efforts is adequate and that the Company's public accountants are independent.

IV.   DUTIES AND RESPONSIBILITIES

      In meeting its responsibilities, the Committee is expected to perform the following:

      A.    FINANCIAL REPORTING

            1. Review the Company's annual financial statements, including discussion of any unusual or non-recurring items, with the Chief Financial Officer prior to issuance to the public. Discuss annual audit results and the auditors' reports with the Company's independent public accountants.

            2. Review accounting principles applied in financial reporting with particular emphasis on any changes from principles followed in prior years.

            3. At least annually, meet with in-house counsel to discuss legal matters that may have a material impact on the financial statements. Meet with outside counsel as appropriate.

            4. At least annually, meet with appropriate management to review tax matters affecting the Company.

            5. Review reasons for obtaining second opinions on significant accounting issues and any actions taken by management in reliance on any such opinion.

            6.    Annually   review  Company's  compliance   with   lease   and
management contract obligations.

      B.    RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

            1. Annually, confirm management's recommendation as to selection of the Company's independent public accountants. Recommend appointment of independent public accountants annually to the Board of Directors for submission to shareholders for approval.

            2.    Review  annual  letter  from the Company's independent public
accountants  affirming  their  independence  and   their  free  access  to  the
Committee.

            3. Receive annual report from the Company's independent public accountants on the quality of the services provided by their firm. This will potentially include a discussion of lawsuits (outstanding and settled in the past year), SEC enforcement actions against the firm and the firm's clients arising from accounting/disclosure matters, and the latest peer review report.

            4. If requested, representatives of the Company's independent public accountants shall be present at each meeting of the Committee. Members of the Committee shall have unrestricted access to such representatives with or without the presence of management.

      C.    AUDIT PLANS AND OVERALL CONTROL ENVIRONMENT

            1.    Annually,  review  audit   plans  with  the  Company's  Chief
Financial Officer and its independent public accountants and evaluate adequacy of proposed audit scope.

            2.    Review progress of internal audit plan and key findings.

            3. Review with independent public accountants and the Company's Chief Financial Officer the overall adequacy and effectiveness of internal controls, and policies and procedures.

            4. Annually, review the follow up by management of independent public accountants and internal audit matters covered by the Company's independent public accountants' letter of recommendations. Review management's actions regarding prior year recommendations.

      D.    DIVERSITY

            1.    Annually, review the diversity of the Company's workforce.

            2. Review plan(s) to promote workforce diversity, minority owned business purchasing, and involvement in minority community activities and organizations.

            3.    Review any legal issues regarding workforce diversity.

      E.    OTHER

            1. Institute investigations of suspected improprieties on any material matter selected by the Committee, using special counsel or outside experts when necessary. The Internal Audit Department will be available to provide staff support for the Committee.

            2. Annually, disclose amounts received by Committee members from the Company and its affiliates and any other transactions with the Company or its affiliates, to which they are a party, other than amounts received for service as a Director or Board Committee member. Such disclosure shall be noted in the minutes of the appropriate Committee meeting.

            3. Annually, review significant related party transactions or other significant conflicts of interest between the Company and its officers, directors, and major shareholders.

            4. Annually, review the Company's charitable giving process. Review recipients for ties to Company operations.

            5. Annually, review and propose amendments, as appropriate, on the Committee's charter to the Board of Directors.

V.    OTHER DUTIES AND RESPONSIBILITIES

      The Committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. The Company has the responsibility for preparing the financial statements and implementing internal controls and the independent public accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same quality as the audit performed by the independent public accountants. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.